Exhibit 99.1

FOR IMMEDIATE RELEASE February 10, 2011

Contact Information Below

CoreLogic Announces Resignation of CFO Anthony “Buddy” Piszel

SANTA ANA, Calif., February 10, 2011 – CoreLogic (NYSE: CLGX), a leading provider of information, analytics and business services, announced today that Anthony “Buddy” Piszel, chief financial officer (CFO), has resigned as CFO effective immediately. Piszel, who joined CoreLogic in January 2009, will stay on in a non-executive capacity through June 1, 2011 to assist in a smooth transition of his responsibilities.

Piszel has informed the company that he received a Wells notice from the U.S. Securities and Exchange Commission (SEC) staff in connection with certain disclosure matters during Piszel’s tenure at his previous employer Freddie Mac. Piszel served as chief financial officer of Freddie Mac from November 2006 to September 2008.

The SEC’s inquiry relates to a period that predates Piszel’s employment with CoreLogic and is not directed at the company or any other CoreLogic employees.

The Wells notice indicates that the SEC staff is considering recommending a civil enforcement action against Piszel. Under the SEC’s procedures, recipients of a Wells notice have the opportunity to respond in the form of a “Wells submission” in which they seek to persuade the SEC that no action should be commenced. Piszel has informed CoreLogic that he intends to make such a submission.

“While we appreciate Buddy’s contributions during his tenure at CoreLogic, after careful consideration of these developments, our Board of Directors, Buddy and I decided it would be in the best interest of the company for Buddy to leave CoreLogic to focus on his response to these issues,” said Anand Nallathambi, president and chief executive officer.

FOR IMMEDIATE RELEASE February 10, 2011

A search for a successor CFO is underway. In the interim, Senior Vice President of Finance and Accounting, Michael A. Rasic, will serve as principal financial officer reporting directly to Mr. Nallathambi. The Company has also engaged former Standard Pacific Corp. CFO Andrew H. Parnes as a consultant to assist Messrs. Nallathambi and Rasic during the transition to a new CFO.

The company also reaffirmed that it will report its financial results for the fourth quarter and full year ended December 31, 2010 on Thursday, February 24 after market close.

About CoreLogic

CoreLogic (NYSE: CLGX) is a leading provider of consumer, financial and property information, analytics and services to business and government. The company combines public, contributory and proprietary data to develop predictive decision analytics and provide business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built the largest U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services. More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. Formerly the information solutions group of The First American Corporation, CoreLogic began trading under the ticker CLGX on the NYSE on June 2, 2010. The company, headquartered in Santa Ana, Calif., has more than 10,000 employees globally with 2009 revenues of $2 billion. For more information visit www.corelogic.com.

CoreLogic is a registered trademark of CoreLogic.

Media Contact:	Investor Contact:
Alyson Austin	Dan Smith
Corporate Communications	Investor Relations
714-250-6180	703-610-5410
newsmedia@corelogic.com	investor@corelogic.com

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